Exhibit 99.1

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi A. Allen

(973) 357-3283

Release Date: Immediate

Cytec Announces Agreement to Sell Building Block Chemicals Business

WOODLAND PARK, N.J., January 31, 2011 — Cytec Industries Inc. (NYSE:CYT-News) announced today it has reached a definitive agreement to sell its Building Block Chemicals business, with 2010 sales of $600 million, to an affiliate of HIG Capital, LLC. Total consideration to be received of $180 million includes cash consideration of $165 million at closing and a Note for $15 million. The sale is subject to customary closing conditions.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “This transaction, when completed, will allow us to put more attention and resources on our core growth platforms of Engineered Materials, In Process Separations and Waterborne and Radcure Coating Resins, focusing on organic growth and possible bolt-on acquisitions.

“With an outstanding performance in 2010, it is an appropriate time to divest the business. I want to thank the Building Block Chemical employees for their perseverance in the challenging times and for creating a viable, dynamic business for the future.”

The Building Block Chemicals product lines include acrylonitrile, sulfuric acid and melamine which are produced mostly for third party sale. In the case of acrylonitrile and melamine, a portion of the production is for internal use with acrylonitrile used in the manufacture of carbon fiber and melamine used in the manufacture of certain coating resins. All products are manufactured at its world-scale, highly integrated facility located in Fortier, Louisiana.

Included in the transaction are the sales, marketing, manufacturing, R&D and technical service personnel and the aforementioned manufacturing site located in Fortier, Louisiana. At closing, the companies will also execute long term supply agreements for acrylonitrile and melamine at market pricing. The purchaser has agreed to offer employment to the approximately 445 employees who are involved in the operations of this business.

Excluding the impact of the anticipated gain on this transaction and the loss of operating earnings related to the divestiture of Building Block Chemicals, the transaction is expected to reduce Cytec continuing earnings in 2011 by approximately $0.15 per diluted share. This is mostly attributable to the impact of the new supply agreements at market pricing for melamine and acrylonitrile and assumes current high market prices throughout 2011. Historically, market pricing for melamine and acrylonitrile varies widely. The company’s policy is to transfer products between its operating segments at cost versus market pricing, which includes intersegment sales by Building Block Chemicals. Continuing costs related to Corporate Services are mostly offset by savings from the recently launched Shared Services initiative which is expected to be completed by mid-2011.

The effect of the new supply agreements at market pricing, and actions by the Company to offset its impact have been included in Cytec’s recently issued earnings from continuing operations guidance for 2011.

Mr. Fleming added, “This transaction moves us forward on our strategy of having a greater portion of our portfolio oriented towards specialty growth businesses and allows us to increase our focus on driving organic growth plus pursue potential bolt-on or technology acquisitions in our growth platforms.”

About HIG Capital, LLC

H.I.G. Capital is a leading global private equity investment firm with more than $8.5 billion of equity capital under management. Based in Miami, and with offices in San Francisco, Atlanta, Boston, and New York in the U.S., as well as affiliate offices in London, Hamburg and Paris in Europe, H.I.G. specializes in providing capital to small and medium-sized companies with attractive growth potential. H.I.G. invests in management-led buyouts and recapitalizations of profitable and well-managed service or manufacturing businesses. H.I.G. also has extensive experience with financial restructurings and operational turnarounds. Since its founding in 1993, H.I.G. has invested in and managed more than 200 companies worldwide. For more information, please contact Rick Rosen at (305) 379-2322 or refer to the H.I.G. website at www.higcapital.com

Use of Non-GAAP

Measures Management believes that net earnings excluding special items and diluted earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Cytec Corporate Profile

Cytec’s vision is to deliver specialty chemical and material technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. These pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace composites, structural adhesives, automotive and industrial coatings, chemical intermediates, electronics, inks, mining and plastics.

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